Exhibit 3.4
CERTIFICATE OF FORMATION
OF
MEMORIAL PRODUCTION PARTNERS GP LLC
     This Certificate of Formation of Memorial Production Partners GP LLC (the “LLC”), dated April 27, 2011, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)
     FIRST. The name of the limited liability company formed hereby is Memorial Production Partners GP LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Lorena Nichols
Lorena Nichols
Authorized Person